EXHIBIT 1.2
                                  -----------

                           ML ASSET BACKED CORPORATION
                                   (Depositor)

                    Merrill Auto Trust Securitization 2007-1


                                 TERMS AGREEMENT
                                 ---------------



                                                                    June 8, 2007

To: ML Asset Backed Corporation, as Depositor under the Sale and Servicing Agreement dated as of May 31, 2007 (the "Sale and Servicing Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Sale and Servicing Agreement.

Re:      Underwriting Agreement dated June 8, 2007.

         Title:   Merrill Auto Trust Securitization Asset-Backed Notes,
         -----    Series 2007-1.

         Principal Amount:  $772,312,000
         ----------------

         Terms of the Notes:
         ------------------

                              Original
          Class           Principal Amount                Interest Rate
        --------         ------------------       ------------------------------

           A-1               $167,100,000                    5.3469%

           A-2               $156,000,000                     5.43%

           A-3               $174,000,000          One Month LIBOR plus 0.0500%

           A-4               $187,630,000          One Month LIBOR plus 0.0600%

            B                 $51,753,000                     5.79%

            C                 $35,829,000                     5.96%

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     Ratings:
     -------

          Class          Moody's           Fitch           Standard & Poor's
      -------------- --------------- ---------------- --------------------------
           A-1             P-1              F1+                   A-1+
           A-2             Aaa              AAA                   AAA
           A-3             Aaa              AAA                   AAA
           A-4             Aaa              AAA                   AAA
            B               A2               A                     A
            C               NR              BBB                   BBB

     Terms of Sale: The purchase price payable by the Underwriters for the Offered Securities is $769,715,141.21 plus accrued interest, if any, at the related Interest Rate from the date of initial issuance.

     Payment of the purchase price shall be in immediately available Federal funds wired to such bank as may be designated by the Depositor.

     Underwriting Breakdown:

                                          Class A-1        Class A-2      Class A-3        Class A-4      Class B        Class C
Underwriter                                 Notes            Notes          Notes            Notes         Notes          Notes
-----------                             --------------  --------------  --------------  --------------  -------------  -------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated ............    $152,100,000    $141,900,000    $158,400,000    $170,830,000    $51,753,000    $35,829,000

Citigroup Global Markets Inc.........      $5,000,000      $4,700,000      $5,200,000      $5,600,000            N/A            N/A

J.P. Morgan Securities Inc...........      $5,000,000      $4,700,000      $5,200,000      $5,600,000            N/A            N/A

Wachovia Capital Markets, LLC .......      $5,000,000      $4,700,000      $5,200,000      $5,600,000            N/A            N/A

   Total.............................    $167,100,000    $156,000,000    $174,000,000    $187,630,000    $51,753,000    $35,829,000


     Underwriting Commissions:
     ------------------------

     Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Depositor to the Underwriters in connection with the purchase of the Notes.

     Public offering price and/or method of determining price at which the Underwriters will sell, and underwriting discounts for the Notes:

                                                            Underwriting
                                    Price to Public           Discounts
                                   -----------------       --------------
              Class A-1:              100.00000%              0.10000%
              Class A-2:               99.99964%              0.13000%
              Class A-3:              100.00000%              0.17000%
              Class A-4:              100.00000%              0.22000%
              Class B:                 99.99632%              0.33000%
              Class C:                 99.99496%              0.40000%


                                       2
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Information Furnished by the Underwriters
-----------------------------------------

     For purposes of Section 1(a)(i) and Section 8 of the Underwriting Agreement the information in the Prospectus (or any amendment thereto), or any preliminary prospectus or the Registration Statement (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Depositor by the Underwriters shall be limited to the following: the third and fourth paragraphs under the heading "Underwriting" in the prospectus supplement.

     Loans: The motor vehicle installment sales contracts sold by the Seller to the Depositor pursuant to the Receivables Purchase Agreement, dated as of May 31, 2007, between the Depositor, as purchaser, and MLBUSA, as seller, and conveyed by the Depositor to the Trust pursuant to the Sale and Servicing Agreement, are more fully described in Exhibit A to the Sale and Servicing Agreement.

     Payment Dates: The 15th day (or, if such day is not a business day, the next succeeding business day) of each month, commencing with July 16, 2007.

     Delivery Date and Location: 10:00 a.m., New York time, on or about June 11, 2007, or at such other time not later than seven full business days thereafter as may be agreed upon, at the offices of Sidley Austin LLP at 787 Seventh Avenue, New York, New York 10019.





                                       3
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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon, it will become a binding agreement among the Depositor and the several Underwriters in accordance with its terms.

                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED,
                                   as Representative of the several Underwriters



                                   By: /s/ Christina Cotton
                                       ---------------------------
                                       Name:  Christina Cotton
                                       Title: Authorized Signatory



CONFIRMED AND ACCEPTED
as of the date first written:

ML ASSET BACKED CORPORATION,
as Depositor



By: /s/ Theodore F. Breck
    -------------------------
    Name:  Theodore F. Breck
    Title: President




                                 Terms Agreement